Exhibit 99.1

Cheniere Energy, Inc. News Release

Cheniere Energy Reports First Quarter 2008 Results

HOUSTON--(BUSINESS WIRE)--Cheniere Energy, Inc. (AMEX:LNG) reported a net loss of $49.9 million, or $1.06 per share (basic and diluted), for the first quarter of 2008 compared with a net loss of $34.6 million, or $0.63 per share (basic and diluted), during the corresponding period in 2007.

Results for the quarter were impacted by costs associated with the Sabine Pass LNG receiving terminal and Creole Trail pipeline. Loss from operations was $38.4 million for the first quarter of 2008 compared to $29.8 million for the first quarter of 2007. LNG receiving terminal and pipeline development expenses increased from $5.8 million during the first quarter of 2007 to $6.7 million in first three months of 2008. This increase was primarily due to the hiring in the second quarter of 2007 of the employees to operate the Sabine Pass LNG receiving terminal.

General and administrative (G&A) expenses increased to $30.7 million for the 2008 quarter from $21.3 million in the first quarter of 2007 due to our expansion of corporate and marketing operations to 222 employees in 2008 from 174 employees in 2007. G&A expenses in 2008 include $5.6 million in non-cash compensation expense related to the expensing of stock options and restricted stock.

Sabine Pass Receiving Terminal Update

As of March 31, 2008, we had completed construction of 99% of the Sabine Pass LNG receiving terminal consisting of an initial send out capacity of approximately 2.6 Bcf/d and storage capacity of approximately 10.1 Bcf. Construction on the remaining 1.4 Bcf/d of send out capacity and 6.7 Bcf of storage capacity was 67% complete as of March 31, 2008, and we anticipate achieving full operability of the Sabine Pass LNG receiving terminal, with a total send out capacity of approximately 4.0 Bcf/d and total storage capacity of approximately 16.8 Bcf, during the third quarter of 2009. Total construction costs are still estimated to be $1.4 billion. Payments under our terminal use agreements commence no later than April 1, 2009 for Total and July 1, 2009 for Chevron.

We commenced commissioning of the Sabine Pass LNG receiving terminal in April 2008 and anticipate commencing commercial operations during the second quarter of 2008. The cool down process has gone extremely well and ahead of schedule. As a result, Sabine Pass LNG is now ready to receive LNG cargoes for further performance testing and commercial sales. We will purchase additional cargoes when such purchases can be obtained on favorable economic terms.

Strategic Options Update

In February 2008, we announced that we are exploring strategic options for the Company to enhance stockholder value, including options to optimize the value of the Sabine Pass LNG receiving terminal and the regasification capacity at the facility held under a long-term terminal use agreement by Cheniere Marketing. To date, we have provided certain confidential information to interested parties who have executed confidentiality agreements with us. Interested parties are currently reviewing the information and conducting their due diligence. We will provide an update on the outcome as soon as feasible.

Marketing Arrangement Update.

On April 15, 2008 we announced the downsizing of our natural gas marketing activities and that we were negotiating a proposed arrangement with a major North American natural gas marketing company. Under this agreement, the marketing company will manage the throughput of LNG and the downstream natural gas marketing for LNG cargoes delivered for Cheniere Marketing’s account at Sabine Pass LNG. We subsequently entered into a non-binding MOU with regard to such an arrangement, and we are currently in the process of drafting definitive documents. In connection with these events, we are maintaining a staff level that allows us to secure LNG cargoes, monitor the marketing arrangement and manage the logistics of cargo deliveries.

Liquidity Update

We have taken several steps to reduce ongoing operating costs and capital requirements and increase our cash and cash equivalents in order to maintain adequate liquidity as we continue our strategic options process. These steps provide incremental funding and liquidity until we enter into a strategic transaction, obtain sufficient revenues from imported LNG cargoes or consummate alternative financing transactions as discussed further in the first quarter 2008 10Q filed today.

Steps include:

  Downsizing marketing operations
  Reducing staff and overhead costs
  Increasing unrestricted cash, including obtaining secured credit facility

Downsizing Marketing Operations. Downsizing our marketing operations includes reducing staff and winding down the majority of our marketing positions. As we wind down our positions, we expect to return approximately $35 million to $40 million to our unrestricted cash balances. We are also considering alternative arrangements for our time charters on two LNG vessels held through J&S Cheniere S.A., including potentially cancelling the five-year charter arrangements and forfeiting the restricted cash currently securing our obligations.

Reducing Staff and Overhead Costs. In connection with downsizing our natural gas marketing business and completing construction at Sabine Pass LNG and Creole Trail Pipeline, we are reducing our staff and related overhead. Upon completion of these reductions, we expect to have approximately 80 employees associated with the Sabine Pass LNG receiving terminal or Creole Trail pipeline, and in addition, approximately 80 employees associated with corporate and marketing in Houston and London. On a cash basis, costs incurred for severance and related expenses are estimated to be no more than $10 million out of the unrestricted cash balance. After reductions, on an ongoing basis, marketing costs, pipeline operating expenses and corporate overhead costs are estimated to be $30 million to $40 million annually.

Obtaining Secured Credit Facility. In May 2008 we entered into an 18-month secured credit facility with Credit Suisse and received net proceeds of $82.3 million. This facility bears an interest rate of 16.458% and matures in November 2009.

Cash Summary. At March 31, 2008, Cheniere held restricted cash, cash equivalents and treasury securities totaling $642.7 million which was comprised of $276.7 million dedicated to the completion of the construction of the Sabine Pass LNG receiving terminal including the expansion to 4 billion cubic feet per day of throughput capacity, $215.2 million reserved for interest payments on the Sabine Pass LNG, L.P. senior secured notes, $64.3 million as a reserve for distributions to Cheniere Partners’ common unit holders and $86.5 million related to various other legal restrictions held by Cheniere Energy Inc.

At March 31, 2008, Cheniere had unrestricted cash and cash equivalents of $141.5 million compared to $296.5 million at December 31, 2007. The primary uses of cash and cash equivalents during the first quarter of 2008 were $81.8 million of construction costs for the Creole Trail pipeline, $13.4 million of interest costs and $55.6 million of marketing and corporate costs, of which $41.9 million was non-recurring. Creole Trail pipeline expenditures incurred through March 31, 2008 are $500.1 million. On a cash basis, we had incurred $456.3 million through March 31, 2008 and expect to spend an additional $103.7 million of cash from April 1, 2008 until completion of the pipeline. Total costs, excluding financing costs, are expected to be $560 million.

Subsequent to March 31, 2008, we received $82.3 million of net proceeds from the secured credit facility and we expect to receive $35 million to $40 million of unrestricted cash from the winding down of our marketing operations.

Cheniere Energy, Inc. is developing a network of three LNG receiving terminals and related natural gas pipelines along the Gulf Coast of the United States. Cheniere is pursuing related business opportunities both upstream and downstream of the terminals. Cheniere is also the founder and holds a 30% limited partner interest in a fourth LNG receiving terminal. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.

For additional information, please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives, including statements regarding estimated expenses and cost savings, and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG receiving terminal and pipeline businesses. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy, Inc. Selected Financial Information (in thousands) (1)

	Three Months Ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)

Revenues	$1,477	$(1,256)
Operating costs and expenses
LNG receiving terminal and pipeline development expenses	6,716	5,754
Exploration costs	69	359
Oil and gas production costs	94	67
Impairment of fixed assets	—	—
Depreciation, depletion and amortization	2,284	1,075
General and administrative expenses	30,679	21,261
Total operating costs and expenses	39,842	28,516

Loss from operations	(38,365)	(29,772)

Equity in net loss of limited partnership	(1,800)	—
Derivative loss	(830)	—
Interest expense	(19,849)	(26,426)
Interest income	9,604	21,582
Other income (expense)	(36)	—
Income tax provision	—	—
Minority interest	1,365	60
Net loss	$(49,911)	$(34,556)

Net loss per common share—basic and diluted	$(1.06)	$(0.63)

Weighted average number of common shares outstanding—basic and diluted	46,977	54,891

	March 31,	December 31,
	2008	2007

Cash and Cash Equivalents	$141,545	$296,530
Restricted Cash and Cash Equivalents	232,902	228,085
Other Current Assets	94,540	75,997
Non-Current Restricted Cash, Cash Equivalents and
Treasury Securities	409,830	542,148
Property, Plant and Equipment, Net	1,873,155	1,645,112
Debt Issuance Costs, Net	42,159	44,005
Goodwill	76,844	76,844
Other Assets	84,451	53,578
Total Assets	$2,955,426	$2,962,299

Current Liabilities	$211,230	$173,101
Long-Term Debt	2,757,000	2,757,000
Deferred Revenue	40,000	40,000
Other Liabilities	12,441	8,637
Minority Interest	277,712	285,675
Stockholders’ (Deficit) Equity	(342,957)	(302,114)
Total Liabilities and Stockholders’ (Deficit) Equity	$2,955,426	$2,962,299

(1) Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed with the Securities and Exchange Commission.

CONTACT:
Cheniere Energy, Inc.
Christina Cavarretta, 713-375-5100